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                                                                     May 2, 1997

North Fork Bancorporation, Inc.
  275 Broad Hollow Road
  Melville, New York 11747

North Fork Capital Trust I
  275 Broad Hollow Road
  Melville, New York 11747

                            Re:     Registration Statement on Form S-4
                                 Registration No. 333-24419

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Ladies and gentlemen:

     We have acted as special United States tax counsel for North Fork Bancorporation, Inc., a Delaware corporation (the "Company"), and North Fork Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), in connection with the above-captioned registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") for the purpose of (i) registering
(a) the guarantee by the Company of 100,000 of the Trust's 8.70% exchange capital securities, liquidation amount of $1,000 per capital security (the "Exchange Capital Securities") with respect to distributions and payments upon liquidation, redemption and otherwise (the "Exchange Guarantee"), (b) $100,000,000 principal amount of 8.70% Exchange Junior Subordinated Debt Securities due December 15, 2026 (the "Exchange Junior Subordinated Debt Securities") to be issued by the Company and (c) an aggregate of 100,000 8.70% Exchange Capital Trust Pass-through Securities (liquidation amount of $1,000 per security) of the Trust (the "Exchange Capital Securities"), and (ii) exchanging
(a) such Exchange Guarantee for the previously issued guarantee, (b) such Exchange Junior Subordinated Debt Securities for the previously issued junior subordinated debt securities and (c) such Exchange Capital Securities for the previously issued capital securities.

     We hereby confirm that, although the discussion set forth under the heading "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" in the Registration Statement does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Exchange Capital Securities, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Exchange Capital Securities, based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

     This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We hereby consent to the use of our name under the heading "Validity of Exchange Securities" and the filing of this opinion with the Commission as
Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and applies only to the disclosure under the heading "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" set forth in the Registration Statement filed as of the date hereof. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                          Very truly yours,
                                          /s/ SKADDEN, ARPS, SLATE,
                                               MEAGHER & FLOM LLP